Free Writing Prospectus

(To the Prospectus dated July 19, 2013, the Prospectus Supplement dated July 19, 2013, the Prospectus Addendum dated February 3, 2015 and the Product Supplement EQUITY INDICES LIRN-1 dated January 22, 2014)

Subject to Completion Preliminary Term Sheet dated February 26, 2015	Filed Pursuant to Rule 433 Registration Statement No. 333-190038

The notes are being issued by Barclays Bank PLC (“Barclays”). There are important differences between the notes and a conventional debt security, including different investment risks. See “Risk Factors” and “Additional Risk Factors” beginning on page TS-7 of this term sheet and “Risk Factors” beginning on page PS-6 of product supplement EQUITY INDICES LIRN-1.

Our initial estimated value of the notes, based on our internal pricing models, is expected to be between $9.48 and $9.68 per unit on the pricing date, which is less than the public offering price listed below. See “Summary” on the following page, “Risk Factors” beginning on page TS-7 of this term sheet and “Structuring the Notes” on page TS-21 of this term sheet.

By acquiring the notes, you acknowledge, agree to be bound by, and consent to the exercise of any U.K. Bail-In Power by the relevant U.K. resolution authority. All payments are subject to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” on page TS-3 and “Risk Factors” on page TS- 7 of this term sheet.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus (as defined below) is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total

Public offering price(1)(2)	$10.00	$
Underwriting discount(1)(2)	$0.20	$
Proceeds, before expenses, to Barclays	$9.80	$

(1)   For any purchase of 500,000 units or more in a single transaction by an individual investor, the public offering price and the underwriting discount will be $9.95 per unit and $0.15 per unit, respectively.

(2)   For any purchase by certain fee-based trusts and discretionary accounts managed by U.S. Trust operating through Bank of America, N.A., the public offering price and underwriting discount will be $9.80 per unit and $0.00 per unit, respectively.

The notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

Merrill Lynch & Co.

March     , 2015

Capped Leveraged Index Return Notes® Linked to a Global Equity Basket, due March , 2017

Summary

The Capped Leveraged Index Return Notes® Linked to a Global Equity Basket, due March     , 2017 (the “notes”) are our senior unsecured debt securities. The notes are not guaranteed or insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction or secured by collateral. The notes will rank equally with all of our other unsecured and unsubordinated debt. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of Barclays and to the exercise of any U.K. Bail-in Power (as described herein) or any other resolution measure by any relevant U.K. resolution authority. The notes provide you a leveraged return, subject to a cap, if the Ending Value of the Market Measure, which is the basket of equity indices described below (the “Basket”), is greater than its Starting Value. If the Ending Value is equal to or less than the Starting Value but greater than or equal to the Threshold Value, you will receive the principal amount of your notes. If the Ending Value is less than the Threshold Value, you will lose a portion, which could be significant, of the principal amount of your notes. Payments on the notes, including the amount you receive at maturity, will be calculated based on the $10 principal amount per unit and will depend on the performance of the Basket, subject to our credit risk. See “Terms of the Notes” below.

The Basket is comprised of the S&P 500® Index, the MSCI EAFE® Index and the MSCI Emerging Markets Index (each, a “Basket Component”). On the pricing date, the S&P 500® Index will be given an initial weight of 45%, and each of the MSCI EAFE® Index and the MSCI Emerging Markets Index will be given an initial weight of 27.50%.

On the cover page of this term sheet, we have provided the estimated value range for the notes. This range of estimated values was determined based on our internal pricing models, which take into account a number of variables, including our internal funding rates, which are our internally published borrowing rates we use to issue market-linked investments, and the economic terms of certain related hedging arrangements. This range of estimated values may not correlate on a linear basis with the range of Capped Value for the notes.  The estimated value of the notes calculated on the pricing date is expected to be less than the public offering price and will be set forth in the final term sheet made available to investors in the notes.

The economic terms of the notes (including the Capped Value) are based on our internal funding rates, which may vary from the rates at which our benchmark debt securities trade in the secondary market, and the economic terms of certain related hedging arrangements.  The difference between these rates, as well as the underwriting discount, the hedging-related charge and other amounts described below, will reduce the economic terms of the notes. For more information about the estimated value and structuring the notes, see “Structuring the Notes” on page TS-21.

Terms of the Notes		Redemption Amount Determination

Issuer:	Barclays Bank PLC (“Barclays”)	On the maturity date, you will receive a cash payment per unit determined as follows:
Principal Amount:	$10.00 per unit

Term:	Approximately two years

Market Measure:

A basket of equity indices comprised of the S&P 500® Index (Bloomberg symbol: “SPX”), the MSCI EAFE® Index (Bloomberg symbol: “MXEA”) and the MSCI Emerging Markets Index (Bloomberg symbol: “MXEF”). Each Basket Component is a price return index.

Starting Value:	The Starting Value will be set to 100 on the pricing date.

Ending Value:

The average of the values of the Market Measure on each scheduled calculation day occurring during the maturity valuation period. The calculation days are subject to postponement in the event of Market Disruption Events, as described on page PS-19 of product supplement EQUITY INDICES LIRN-1.

Threshold Value:	The Threshold Value will be set to 90 on the pricing date.

Participation Rate:	200%

Capped Value:	[$11.10 to $11.50] per unit, which represents a return of [11% to 15%] over the principal amount. The actual Capped Value will be determined on the pricing date.

Maturity Valuation Period:	Five scheduled calculation days shortly before the maturity date.

Fees Charged:	The public offering price of the notes includes the underwriting discount of $0.20 per unit as listed on the cover page and an additional charge of $0.075 per unit more fully described on page TS-21.

Calculation Agents:	Barclays and Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”).

Capped Leveraged Index Return Notes®	TS-2

Capped Leveraged Index Return Notes® Linked to a Global Equity Basket, due March , 2017

The terms and risks of the notes are contained in this term sheet and the documents listed below (together, the “Note Prospectus”).  The documents have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website as indicated below or obtained from MLPF&S by calling 1-800-294-1322:

•                  Product supplement EQUITY INDICES LIRN-1 dated January 22, 2014:
http://www.sec.gov/Archives/edgar/data/312070/000119312514017352/d660259d424b2.htm

•                  Series A MTN prospectus supplement dated July 19, 2013:
http://www.sec.gov/Archives/edgar/data/312070/000119312513295715/d570220d424b3.htm

•                  Prospectus addendum dated February 3, 2015

http://www.sec.gov/Archives/edgar/data/312070/000119312515031134/d864437d424b3.htm

•                  Prospectus dated July 19, 2013:
http://www.sec.gov/Archives/edgar/data/312070/000119312513295636/d570220df3asr.htm

Before you invest, you should read the Note Prospectus, including this term sheet, for information about us and this offering.  Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement EQUITY INDICES LIRN-1.  Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to Barclays.

Consent to U.K. Bail-in Power

Under the U.K. Banking Act 2009, as recently amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power under certain conditions which, in summary, include that such authority determines that: (i) a relevant entity (such as Barclays) is failing or is likely to fail, (ii) it is not reasonably likely that (ignoring the other stabilization powers under the U.K. Banking Act) any other action will be taken to avoid the entity’s failure, (iii) the exercise of the stabilization powers are necessary taking into account certain public interest considerations such as the stability of the U.K. financial system, public confidence in the U.K. banking system and the protection of depositors and (iv) the objectives of the resolution measures would not be met to the same extent by the winding up of the entity. Notwithstanding these conditions, there remains uncertainty regarding how the relevant U.K. resolution authority would assess these conditions in deciding whether to exercise any U.K. Bail-in Power.  The U.K. Bail-in Power includes any statutory write-down and conversion power, which allows for the cancellation of all, or a portion, of any amounts payable on the notes, including any repayment of principal and/or the conversion of all, or a portion, of any amounts payable on the notes, including the repayment of principal, into shares or other securities or other obligations of ours or another person, including by means of a variation to the terms of the notes. Accordingly, if any U.K. Bail-in Power is exercised you may lose all or a part of the value of your investment in the notes or receive a different security, which may be worth significantly less than the notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise its authority to implement the U.K. Bail-in Power without providing any advance notice to the holders of the notes.

By your acquisition of the notes, you acknowledge, agree to be bound by, and consent to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority.

This is only a summary. For more information, please see “Risk Factors” in this term sheet, and please see the accompanying prospectus addendum, including the full definition of “U.K. Bail-in Power” as well as the risk factors therein.

Capped Leveraged Index Return Notes®	TS-3

Capped Leveraged Index Return Notes® Linked to a Global Equity Basket, due March , 2017

Investor Considerations

You may wish to consider an investment in the notes if:	The notes may not be an appropriate investment for you if:

¡                 You anticipate that the Basket will increase moderately from the Starting Value to the Ending Value.

¡                 You are willing to risk a loss of principal and return if the Basket decreases from the Starting Value to an Ending Value that is below the Threshold Value.

¡                 You accept that the return on the notes will be capped.

¡                 You are willing to forgo the interest payments that are paid on traditional interest bearing debt securities.

¡                 You are willing to forgo dividends or other benefits of owning the stocks included in the Basket Components.

¡                 You are willing to accept a limited market for sales prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our actual and perceived creditworthiness, the inclusion in the public offering price of the underwriting discount, the hedging-related charge and other amounts, as described on page TS-2.

¡                 You are willing to assume our credit risk, as issuer of the notes, for all payments under the notes, including the Redemption Amount.

¡    You are willing to consent to the exercise of any U.K. Bail-in Power by U.K. resolution authorities.

¡                 You believe that the Basket will decrease from the Starting Value to the Ending Value or that it will not increase sufficiently over the term of the notes to provide you with your desired return.

¡                 You seek 100% principal repayment or preservation of capital.

¡                 You seek an uncapped return on your investment.

¡                 You seek interest payments or other current income on your investment.

¡                 You want to receive dividends or other distributions paid on the stocks included in the Basket Components.

¡                 You seek an investment for which there will be a liquid secondary market.

¡                 You are unwilling or are unable to take market risk on the notes or to take our credit risk as issuer of the notes.

¡    You are unwilling to consent to the exercise of any U.K. Bail-in Power by U.K. resolution authorities.

We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Capped Leveraged Index Return Notes®	TS-4

Capped Leveraged Index Return Notes® Linked to a Global Equity Basket, due March , 2017

Hypothetical Payout Profile

The below graph is based on hypothetical numbers and values.

Capped Leveraged Index Return Notes®

This graph reflects the returns on the notes, based on the Participation Rate of 200%, a Threshold Value of 90% of the Starting Value and a Capped Value of $11.30 per unit (the midpoint of the Capped Value range of [$11.10 to $11.50]). The green line reflects the returns on the notes, while the dotted gray line reflects the returns of a direct investment in the stocks included in the Basket Components, excluding dividends.

This graph has been prepared for purposes of illustration only.

Hypothetical Payments at Maturity

The following table and examples are for purposes of illustration only.  They are based on hypothetical values and show hypothetical returns on the notes. The actual amount you receive and the resulting total rate of return will depend on the actual Ending Value, Capped Value and term of your investment.

The following table is based on the Starting Value of 100, the Threshold Value of 90, the Participation Rate of 200% and a hypothetical Capped Value of $11.30 per unit.  It illustrates the effect of a range of Ending Values on the Redemption Amount per unit of the notes and the total rate of return to holders of the notes.  The following examples do not take into account any tax consequences from investing in the notes.

Ending Value		Percentage Change from the Starting Value to the Ending Value	Redemption Amount per Unit		Total Rate of Return on the Notes
0.00		-100.00%	$1.00		-90.00%
50.00		-50.00%	$6.00		-40.00%
80.00		-20.00%	$9.00		-10.00%
90.00	(1)	-10.00%	$10.00		0.00%
94.00		-6.00%	$10.00		0.00%
95.00		-5.00%	$10.00		0.00%
97.00		-3.00%	$10.00		0.00%
100.00	(2)	0.00%	$10.00		0.00%
102.00		2.00%	$10.40		4.00%
103.00		3.00%	$10.60		6.00%
105.00		5.00%	$11.00		10.00%
110.00		10.00%	$11.30	(3)	13.00%
120.00		20.00%	$11.30		13.00%
130.00		30.00%	$11.30		13.00%
140.00		40.00%	$11.30		13.00%
150.00		50.00%	$11.30		13.00%
160.00		60.00%	$11.30		13.00%

(1)	This is the Threshold Value.

(2)	The Starting Value will be set to 100 on the pricing date.

(3)	The Redemption Amount per unit cannot exceed the hypothetical Capped Value.

For hypothetical historical levels of the Basket, see “The Basket” section below. For recent actual levels of the Basket Components, see “The Basket Components” section below. Each Basket Component is a price return index and as such the Ending Value will not include any income generated by dividends paid on the stocks included in the Basket Components, which you would otherwise be entitled to receive if you invested in those stocks directly. In addition, all payments on the notes are subject to issuer credit risk.

Capped Leveraged Index Return Notes®	TS-5

Capped Leveraged Index Return Notes® Linked to a Global Equity Basket, due March , 2017

Redemption Amount Calculation Examples

Example 1

The Ending Value is 80.00, or 80.00% of the Starting Value:

Starting Value: 100.00

Threshold Value: 90.00

Ending Value: 80.00
Redemption Amount per unit

Example 2
The Ending Value is 95.00, or 95.00% of the Starting Value:
Starting Value:	100.00
Threshold Value:	90.00
Ending Value:	95.00

Redemption Amount (per unit) = $10.00, the principal amount, since the Ending Value is less than the Starting Value but equal to or greater than the Threshold Value.

Example 3

The Ending Value is 103.00, or 103.00% of the Starting Value:

Starting Value:	100.00
Ending Value:	103.00
= $10.60 Redemption Amount per unit

Example 4

The Ending Value is 130.00, or 130.00% of the Starting Value:

Starting Value:	100.00
Ending Value:	130.00
= $16.00, however, because the Redemption Amount for the notes cannot exceed the Capped Value, the Redemption Amount will be $11.30 per unit

Capped Leveraged Index Return Notes®	TS-6

Capped Leveraged Index Return Notes® Linked to a Global Equity Basket, due March , 2017

Risk Factors

There are important differences between the notes and a conventional debt security.  An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page PS-6 of product supplement EQUITY INDICES LIRN-1, page S-6 of the Series A MTN prospectus supplement, and page PA-1 of the Series A MTN prospectus addendum identified above. We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

¡                  Depending on the performance of the Basket as measured shortly before the maturity date, your investment may result in a loss; there is no guaranteed return of principal.

¡                  Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.

¡                  Payments on the notes are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of the notes. If we become insolvent or are unable to pay our obligations, you may lose your entire investment.

¡                  As described above under “Consent to U.K. Bail-In Power,” the relevant U.K. resolution authority may exercise any U.K. Bail-in Power under the conditions described in such section of this term sheet. If any U.K. Bail-in Power is exercised you may lose all or a part of the value of your investment in the notes or receive a different security, which may be worth significantly less than the notes and which may have significantly fewer protections than those typically afforded to debt securities. The U.K. Bail-in Power includes “write-down and conversion power” which allows for the cancellation of any amounts payable on the notes, including principal, and/or the conversion of any amounts payable on the notes into shares or other securities or other obligations of ours or another person, including by means of a variation to the terms of the notes. Moreover, the relevant U.K. resolution authority may exercise its authority to implement the U.K. Bail-in Power without providing any advance notice to the holders of the notes. By your acquisition of the notes, you acknowledge, agree to be bound by, and consent to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. The exercise of any U.K. Bail-in Power with respect to the notes will not be a default or an Event of Default (as each term is defined in the indenture relating to the notes). The trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power with respect to the notes. Your rights as a holder of the notes are subject to, and will be varied, if necessary, so as to give effect to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” above and the risk factors in the accompanying prospectus addendum for more information.

¡                  Your investment return is limited to the return represented by the Capped Value and may be less than a comparable investment directly in the stocks included in the Basket Components.

¡                  The estimated value of your notes is based on our internal pricing models. Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates. These variables and assumptions are not evaluated or verified on an independent basis and may prove to be inaccurate. Different pricing models and assumptions of different financial institutions could provide valuations for the notes that are different from our estimated value.

¡                  The estimated value is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated value referenced in this term sheet may be lower if such estimated value was based on the levels at which our benchmark debt securities trade in the secondary market.

¡                  The estimated value of your notes is expected to be lower than the public offering price of your notes. This difference is expected as a result of certain factors, such as the inclusion in the public offering price of the underwriting discount, the hedging-related charge, the estimated profit, if any, that we or any of our affiliates expect to earn in connection with structuring the notes, and the estimated cost which we may incur in hedging our obligations under the notes, as further described in “Structuring the Notes” on page TS-21. If you attempt to sell the notes prior to maturity, their market value may be lower than the price you paid for the notes and lower than the estimated value because the secondary market prices do not include such fees, charges and other amounts, and take into consideration the levels at which our debt securities trade in the secondary market.

¡                  The estimated value of the notes will not be a prediction of the prices at which MLPF&S or its affiliates, or any of our affiliates or any other third parties may be willing to purchase the notes from you in secondary market transactions. The price at which you may be able to sell your notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any trading commissions, and may be substantially less than our estimated value of the notes. Any sale prior to the maturity date could result in a substantial loss to you.

¡                  A trading market is not expected to develop for the notes. We, MLPF&S and our respective affiliates are not obligated to make a market for, or to repurchase, the notes. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

Capped Leveraged Index Return Notes®	TS-7

Capped Leveraged Index Return Notes® Linked to a Global Equity Basket, due March , 2017

¡                  Our business, hedging and trading activities, and those of MLPF&S and our respective affiliates (including trading in shares of companies included in the Basket Components), and any hedging and trading activities we, MLPF&S or our respective affiliates engage in for our clients’ accounts, may affect the market value and return of the notes and may create conflicts of interest with you.

¡                  Changes in the value of one Basket Component may be offset by changes in the value of the other Basket Components. Due to its higher Initial Component Weight, changes in the level of the S&P 500® Index will have a more substantial impact on the value of the Basket than similar changes in the level of the MSCI EAFE® Index or the MSCI Emerging Markets Index.

¡                  The relevant Index Sponsor (as defined below) may adjust a Basket Component in a way that affects its level, and has no obligation to consider your interests.

¡                  You will have no rights of a holder of the securities included in the Basket Components, and you will not be entitled to receive securities or dividends or other distributions by the issuers of those securities.

¡                  While we, MLPF&S or our respective affiliates may from time to time own shares of the companies included in the Basket Components, we, MLPF&S and our respective affiliates do not control any company included in any Basket Component, and are not responsible for any disclosure made by any other company, except to the extent that the common stock of Bank of America Corporation, which is the parent company of MLPF&S, is included in the S&P 500® Index.

¡                  Your return on the notes and the value of the notes may be affected by exchange rate movements and factors affecting the international securities markets.

¡                  There may be potential conflicts of interest involving the calculation agents, including the calculation agents’ roles in establishing the economic terms of the notes and determining the estimated value of the notes.  We have the right to appoint and remove the calculation agents.

¡                  The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes.  See “Material U.S. Federal Income Tax Considerations” below and “Material U.S. Federal Income Tax Considerations” beginning on page PS-26 of product supplement EQUITY INDICES LIRN-1.

Additional Risk Factors

An investment in the notes will involve risks that are associated with investments that are linked to the equity securities of issuers from emerging markets.

Many of the issuers included in the MSCI Emerging Markets Index are based in nations that are undergoing rapid institutional change, including the restructuring of economic, political, financial, and legal systems. The regulatory and tax environments in these nations may be subject to change without review or appeal, and many emerging markets suffer from underdevelopment of their capital markets and their tax systems.  In addition, in some of these nations, issuers of the relevant securities face the threat of expropriation their assets, and/or nationalization of their businesses.  It may be more difficult for an investor in these markets to monitor investments in these companies, because these companies may be subject to fewer disclosure requirements than companies in developed markets, and economic and financial data about some of these countries may be unreliable.

Capped Leveraged Index Return Notes®	TS-8

Capped Leveraged Index Return Notes® Linked to a Global Equity Basket, due March , 2017

Other Terms of the Notes

Market Measure Business Day

The provisions of this section shall supersede and replace the definition of “Market Measure Business Day” set forth in product supplement EQUITY INDICES LIRN-1.

A “Market Measure Business Day” means a day on which:

(A) each of the New York Stock Exchange and NASDAQ Stock Market, Inc. (as to the S&P 500® Index), the London Stock Exchange, Frankfurt Stock Exchange, Paris Bourse, Tokyo Stock Exchange (as to the MSCI EAFE® Index), and the London Stock Exchange, Hong Kong Stock Exchange, São Paulo Stock Exchange and Korea Stock Exchange (as to the MSCI Emerging Markets Index) (or any successor to the foregoing exchanges) are open for trading; and

(B) the Basket Components or any successors thereto are calculated and published.

Capped Leveraged Index Return Notes®	TS-9

Capped Leveraged Index Return Notes® Linked to a Global Equity Basket, due March , 2017

The Basket

The Basket is designed to allow investors to participate in the percentage changes in the levels of the Basket Components from the Starting Value to the Ending Value of the Basket. The Basket Components are described in the section “The Basket Components” below. Each Basket Component will be assigned an initial weight on the pricing date, as set forth in the table below.

For more information on the calculation of the value of the Basket, please see the section entitled “Description of LIRNs—Basket Market Measures” beginning on page PS-21 of product supplement EQUITY INDICES LIRN-1.

If February 18, 2015 were the pricing date, for each Basket Component, the Initial Component Weight, the closing level, the hypothetical Component Ratio and the initial contribution to the Basket value would be as follows:

Basket Component	Bloomberg Symbol	Initial Component Weight	Closing Level(1)(2)	Hypothetical Component Ratio(1)(3)	Initial Basket Value Contribution
S&P 500® Index	SPX	45.00	2,099.68	0.02143184	45.00
MSCI EAFE® Index	MXEA	27.50	1,854.76	0.01482672	27.50
MSCI Emerging Markets Index	MXEF	27.50	985.01	0.02791850	27.50
				Starting Value	100.00

(1)         The actual closing level of each Basket Component and the resulting actual Component Ratios will be determined on the pricing date, subject to adjustment as more fully described in the section entitled “Description of LIRNs—Basket Market Measures—Determination of the Component Ratio for Each Basket Component” beginning on page PS-21 of product supplement EQUITY INDICES LIRN-1 if a Market Disruption Event occurs on the pricing date as to any Basket Component.

(2)         These were the closing levels of the Basket Components on February 18, 2015.

(3)         Each hypothetical Component Ratio equals the Initial Component Weight of the relevant Basket Component (as a percentage) multiplied by 100, and then divided by the closing level of that Basket Component on February 18, 2015 and rounded to eight decimal places.

The calculation agents will calculate the value of the Basket by summing the products of the closing level for each Basket Component on each calculation day during the Maturity Valuation Period and the Component Ratio applicable to such Basket Component. If a Market Disruption Event occurs as to any Basket Component on any scheduled calculation day, the closing level of that Basket Component will be determined as more fully described on page PS-22 of product supplement EQUITY INDICES LIRN-1 in the section “Description of LIRNs—Basket Market Measures—Ending Value of the Basket.”

Capped Leveraged Index Return Notes®	TS-10

Capped Leveraged Index Return Notes® Linked to a Global Equity Basket, due March , 2017

While actual historical information on the Basket will not exist before the pricing date, the following graph sets forth the hypothetical historical performance of the Basket from January 2008 through January 2015.  The graph is based upon actual month-end historical levels of the Basket Components, hypothetical Component Ratios based on the closing levels of the Basket Components as of December 31, 2007, and a Basket value of 100.00 as of that date. This hypothetical historical data on the Basket is not necessarily indicative of the future performance of the Basket or what the value of the notes may be. Any historical upward or downward trend in the value of the Basket during any period set forth below is not an indication that the value of the Basket is more or less likely to increase or decrease at any time over the term of the notes.

Hypothetical Historical Performance of the Basket

Capped Leveraged Index Return Notes®	TS-11

Capped Leveraged Index Return Notes® Linked to a Global Equity Basket, due March , 2017

The Basket Components

All disclosures contained in this term sheet regarding the Basket Components, including, without limitation, their make-up, method of calculation, and changes in their components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by S&P Dow Jones Indices LLC with respect to the S&P 500® Index (“S&P”) and MSCI, Inc. (“MSCI,” and together with S&P, the “Index Sponsors) with respect to the the MSCI EAFE® Index and the MSCI Emerging Markets Index. The Index Sponsors, which license the copyright and all other rights to the Basket Components, have no obligation to continue to publish, and may discontinue publication of, the Basket Components. The consequences of either Index Sponsor discontinuing publication of a Basket Component are discussed in the section entitled “Description of LIRNs—Discontinuance of an Index” beginning on page PS-20 of product supplement EQUITY INDICES LIRN-1.  None of us, the calculation agents, or MLPF&S accepts any responsibility for the calculation, maintenance or publication of either Basket Component or any successor index.

The S&P 500® Index

The S&P 500® Index is intended to provide an indication of the pattern of stock price movement in the U.S. equities market. The daily calculation of the level of the S&P 500® Index, discussed below in further detail, is based on the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.

Composition of the S&P 500® Index

S&P chooses companies for inclusion in the S&P 500® Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equities market. Relevant criteria employed by S&P for new additions include the financial viability of the particular company, the extent to which that company represents the industry group to which it is assigned, adequate liquidity and reasonable price, an unadjusted market capitalization of US$3.5 billion or more, U.S. domicile, a public float of at least 50% and company classification (i.e. U.S. common equities listed on the NYSE and the NASDAQ stock market and not closed-end funds, holding companies, tracking stocks, partnerships, investment vehicles, royalty trusts, preferred shares, unit trusts, equity warrants, convertible bonds or investment trusts). The ten main groups of companies that comprise the S&P 500® Index include: Consumer Discretionary, Consumer Staples, Energy, Financials, Health Care, Industrials, Information Technology, Materials, Telecommunication Services and Utilities. S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500® Index to achieve the objectives stated above.

The S&P 500® Index does not reflect the payment of dividends on the stocks included in the S&P 500® Index. Because of this the return on the notes will not be the same as the return you would receive if you were to purchase those stocks and hold them for a period equal to the term of the notes.

Computation of the S&P 500® Index

As of September 16, 2005, S&P has used a full float-adjusted formula to calculate the S&P 500® Index. With a float-adjusted index, the share counts used in calculating the S&P 500® Index will reflect only those shares that are available to investors, not all of a company’s outstanding shares.

The float-adjusted S&P 500® Index is calculated as the quotient of (1) the sum of the products of (a) the price of each common stock, (b) the total shares outstanding of each common stock and (c) the investable weight factor (“IWF”) and (2) the index divisor.

The investable weight factor is calculated by dividing (1) the available float shares by (2) the total shares outstanding. Available float shares reflect float adjustments made to the total shares outstanding. Float adjustments seek to distinguish strategic shareholders (whose holdings depend on concerns such as maintaining control rather than the economic fortunes of the company) from those holders whose investments depend on the stock’s price and their evaluation of the company’s future prospects.

Float adjustment excludes shares that are closely held by control groups, other publicly traded companies or government agencies.   Generally, these “control holders” will include officers and directors, private equity, venture capital and special equity firms, other publicly traded companies that hold shares for control, strategic partners, holders of restricted shares, employee stock option plans, employee and family trusts, foundations associated with the company, holders of unlisted share classes of stock, government entities at all levels (other than government retirement/pension funds) and any individual person who controls a 5% or greater stake in a company as reported in regulatory filings.  However, holdings by certain asset managers, such as depositary banks, pension funds, mutual funds and ETF providers, 401(k) plans of the company, government retirement/pension funds, investment funds of insurance companies, asset managers and investment funds, independent foundations and savings and investment plans, will ordinarily be considered part of the float.  Effective as of September 2012, all shareholdings representing more than 5% of a stock’s outstanding shares, other than holdings by these asset managers, were removed from the float for purposes of calculating the S&P 500® Index.

Treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. Shares held in a trust to allow investors in countries outside the country of domicile, such as depositary shares and Canadian exchangeable shares are normally part of the float unless those shares form a control block.  If a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class are treated as a control block.

For each stock, the IWF is calculated by dividing the available float shares by the total shares outstanding.  Available float shares are defined as the total shares outstanding less shares held by control holders.  This calculation is subject to a 5% minimum threshold for

Capped Leveraged Index Return Notes®	TS-12

Capped Leveraged Index Return Notes® Linked to a Global Equity Basket, due March , 2017

control blocks.  For example, if a company’s officers and directors hold 3% of the company’s shares, and no other control group holds 5% of the company’s shares, S&P would assign that company an IWF of 1.00, as no control group meets the 5% threshold.  However, if a company’s officers and directors hold 3% of the company’s shares and another control group holds 20% of the company’s shares, S&P would assign an IWF of 0.77, reflecting the fact that 23% of the company’s outstanding shares are considered to be held for control.  For companies with multiple classes of stock, the multiple classes are combined into one class with an adjusted share count.  In these cases, the stock price is based on one class, usually the most liquid class, and the share count is based on the total shares outstanding.

Changes in a company’s total shares outstanding of 5.0% or more due to public offerings, tender offers, Dutch auctions, or exchange offers are made as soon as reasonably possible. Other changes of 5.0% or more (for example, due to company stock repurchases, private placements, an acquisition of a privately held company, redemptions, exercise of options, warrants, conversion of preferred stock, notes, debt, equity participations, or other recapitalizations) are made weekly and are announced on Wednesdays for implementation after the close of trading on the following Wednesday (one week later). Changes of less than 5.0% are accumulated and made quarterly on the third Friday of March, June, September, and December.

Changes due to mergers or acquisitions of publicly held companies are made as soon as reasonably possible, regardless of the size of the change, although de minimis merger and acquisition share changes may be accumulated and implemented with the quarterly share rebalancing. Corporate actions such as stock splits, stock dividends, spinoffs and rights offerings are generally applied after the close of trading on the day prior to the ex-date. Share changes resulting from exchange offers are made on the ex-date. Changes in investable weight factors of more than five percentage points caused by corporate actions will be made as soon as possible. Changes in investable weight factors of less than five percentage points will be made annually, in September when revised investable weight factors are reviewed. A share freeze is implemented the week of the rebalancing effective date, the third Friday of the last month of each quarter, during which shares are not changed except for certain corporate actions (merger activity, stock splits, rights offerings and certain dividend payable events).

As discussed above, the value of the S&P 500® Index is the quotient of (1) the total float-adjusted market capitalization of the S&P 500® Index’s constituents (i.e., the sum of the products of (a) the price of each common stock, (b) the total shares outstanding of each common stock and (c) the investable weight factor) and (2) the index divisor. Continuity in index values is maintained by adjusting the divisor for all changes in the constituents’ share capital after the base date, which is the period from 1941 to 1943. This includes additions and deletions to the index, rights issues, share buybacks and issuances, and spin-offs. The index divisor’s time series is, in effect, a chronological summary of all changes affecting the base capital of the S&P 500® Index since the base date. The index divisor is adjusted such that the index value at an instant just prior to a change in base capital equals the index value at an instant immediately following that change. Some corporate actions, such as stock splits require simple changes in the common shares outstanding and the stock prices of the companies in the S&P 500® Index and do not require adjustments to the index divisor.

Additional information on the S&P 500® Index is available on the following website: http://www.standardandpoors.com. Information included on this website is not part of, or incorporated by reference in, this term sheet.

The following graph shows the historical performance of the S&P 500® Index in the period from January 2008 through January 2015. We obtained this historical data from Bloomberg L.P.  We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On February 18, 2015, the closing level of the S&P 500® Index was 2,099.68.

Historical Performance of the S&P 500® Index

This historical data on the S&P 500® Index is not necessarily indicative of the future performance of the S&P 500® Index or what the value of the notes may be. Any historical upward or downward trend in the level of the S&P 500® Index during any period set forth above is not an indication that the level of the S&P 500® Index is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the levels and trading pattern of the S&P 500® Index.

Capped Leveraged Index Return Notes®	TS-13

Capped Leveraged Index Return Notes® Linked to a Global Equity Basket, due March , 2017

License Agreement

The S&P 500® Index is a product of S&P Dow Jones Indices LLC (“SPDJI”) and has been licensed for use by Barclays Bank PLC. S&P® and S&P 500® are registered trademarks of Standard & Poor’s Financial Services LLC (“SPFS”). These trademarks have been licensed to SPDJI and its affiliates and sublicensed to us for certain purposes.

The notes are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, S&P or any of their respective affiliates (collectively, “S&P Dow Jones Indices”).  S&P Dow Jones Indices make no representation or warranty, express or implied, to the holders of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the S&P 500® Index to track general market performance.  S&P Dow Jones Indices’ only relationship to us with respect to the S&P 500® Index is the licensing of the S&P 500® Index and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its third party licensors.  The S&P 500® Index is determined, composed and calculated by S&P Dow Jones Indices without regard to us or the notes.  S&P Dow Jones Indices have no obligation to take our needs or the needs of holders of the notes into consideration in determining, composing or calculating the S&P 500® Index.  S&P Dow Jones Indices are not responsible for and have not participated in the determination of the prices, and amount of the notes or the timing of the issuance or sale of the notes or in the determination or calculation of the equation by which the notes are to be converted into cash.  S&P Dow Jones Indices have no obligation or liability in connection with the administration, marketing or trading of the notes.  There is no assurance that investment products based on the S&P 500® Index will accurately track index performance or provide positive investment returns.  S&P Dow Jones Indices LLC and its subsidiaries are not investment advisors.  Inclusion of a security or futures contract within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security or futures contract, nor is it considered to be investment advice.   Notwithstanding the foregoing, CME Group Inc. and its affiliates may independently issue and/or sponsor financial products unrelated to the notes currently being issued by us, but which may be similar to and competitive with the notes.  In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of the S&P 500® Index.  It is possible that this trading activity will affect the value of the notes.

S&P DOW JONES INDICES DO NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE S&P 500® INDEX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO.  S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN.  S&P DOW JONES INDICES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY US, HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500® INDEX OR WITH RESPECT TO ANY DATA RELATED THERETO.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBLITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE.  THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND US, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

Capped Leveraged Index Return Notes®	TS-14

Capped Leveraged Index Return Notes® Linked to a Global Equity Basket, due March , 2017

The MSCI EAFE® Index

The MSCI EAFE® Index is intended to measure equity market performance in developed market countries, excluding the U.S. and Canada. The MSCI EAFE® Index is a free float-adjusted market capitalization equity index with a base date of December 31, 1969 and an initial value of 100.00. The MSCI EAFE® Index is calculated daily in U.S. dollars and published in real time every 60 seconds during market trading hours. The MSCI EAFE® Index currently consists of companies from the following 21 developed countries: Australia, Austria, Belgium, Denmark, Finland, France, Germany, Hong Kong, Ireland, Israel, Italy, Japan, the Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland, and the United Kingdom. As of January 30, 2015, the five largest country weights were Japan (21.59%), the United Kingdom (20.74%), France (9.73%), Switzerland (9.32%) and Germany (9.26%), and the five largest sector weights were Financials (25.31%), Consumer Discretionary (12.64%), Industrials (12.58%), Consumer Staples (11.57%) and Health Care (11.33%).

The MSCI EAFE® Index is part of the MSCI Regional Equity Indices series and is an MSCI Global Investable Market Index, which is a family within the MSCI International Equity Indices.

The MSCI Emerging Markets Index

The MSCI Emerging Markets Index is intended to measure equity market performance in the global emerging markets. The MSCI Emerging Markets Index is a free float-adjusted market capitalization index with a base date of December 31, 1987 and an initial value of 100.00. The MSCI Emerging Markets Index is calculated daily in U.S. dollars and published in real time every 60 seconds during market trading hours. The MSCI Emerging Markets Index currently consists of the following 23 emerging market country indices: Brazil, Chile, China, Colombia, Czech Republic, Egypt, Greece, Hungary, India, Indonesia, Malaysia, Mexico, Peru, Philippines, Poland, Russia, Qatar, South Africa, South Korea, Taiwan, Thailand, Turkey and United Arab Emirates. As of January 30, 2015, the five largest country weights were China (22.25%), South Korea (14.97%), Taiwan (12.67%), Brazil (8.23%), and South Africa (8.19%), and the five largest sector weights were Financials (28.6%), Information Technology (18.73%), Consumer Discretionary (9.26%), Consumer Staples (8.28%), and Energy (7.83%).

The MSCI Emerging Markets Index is part of the MSCI Regional Equity Indices series and is an MSCI Global Investable Market Index, which is a family within the MSCI International Equity Indices.

General – MSCI Indices

MSCI provides global equity indices intended to measure equity performance in international markets and the MSCI International Equity Indices are designed to serve as global equity performance benchmarks. In constructing these indices, MSCI applies its index construction and maintenance methodology across developed, emerging, and frontier markets.

MSCI enhanced the methodology used in its MSCI International Equity Indices. The MSCI Standard and MSCI Small Cap Indices, along with the other MSCI equity indices based on them, transitioned to the global investable market indices methodology described below. The transition was completed at the end of May 2008. The Enhanced MSCI Standard Indices are composed of the MSCI Large Cap and Mid Cap Indices. The MSCI Global Small Cap Index transitioned to the MSCI Small Cap Index resulting from the Global Investable Market Indices methodology and contains no overlap with constituents of the transitioned MSCI Standard Indices. Together, the relevant MSCI Large Cap, Mid Cap, and Small Cap Indices will make up the MSCI investable market index for each country, composite, sector, and style index that MSCI offers.

Constructing the MSCI Global Investable Market Indices.  MSCI undertakes an index construction process, which involves:

•                  defining the equity universe;

•                  determining the market investable equity universe for each market;

•                  determining market capitalization size segments for each market;

•                  applying index continuity rules for the MSCI Standard Index;

•                  creating style segments within each size segment within each market; and

•                  classifying securities under the Global Industry Classification Standard (the “GICS”).

Defining the Equity Universe.  The equity universe is defined by:

•                  Identifying Eligible Equity Securities: the equity universe initially looks at securities listed in any of the countries in the MSCI Global Index Series, which will be classified as either Developed Markets (“DM”) or Emerging Markets (“EM”). All listed equity securities, or listed securities that exhibit characteristics of equity securities, except mutual funds, ETFs, equity derivatives, limited partnerships, and most investment trusts, are eligible for inclusion in the equity universe. Real Estate Investment Trusts (“REITs”) in some countries and certain income trusts in Canada are also eligible for inclusion.

•                  Classifying Eligible Securities into the Appropriate Country: each company and its securities (i.e., share classes) are classified in only one country.

Determining the Market Investable Equity Universes.  A market investable equity universe for a market is derived by applying investability screens to individual companies and securities in the equity universe that are classified in that market. A market is equivalent to a single country, except in DM Europe, where all DM countries in Europe are aggregated into a single market for index

Capped Leveraged Index Return Notes®	TS-15

Capped Leveraged Index Return Notes® Linked to a Global Equity Basket, due March , 2017

construction purposes. Subsequently, individual DM Europe country indices within the MSCI Europe Index are derived from the constituents of the MSCI Europe Index under the global investable market indices methodology.

The investability screens used to determine the investable equity universe in each market are as follows:

•                  Equity Universe Minimum Size Requirement: this investability screen is applied at the company level. In order to be included in a market investable equity universe, a company must have the required minimum full market capitalization.

•                  Equity Universe Minimum Free Float-Adjusted Market Capitalization Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have a free float-adjusted market capitalization equal to or higher than 50% of the equity universe minimum size requirement.

•                  DM and EM Minimum Liquidity Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have adequate liquidity. The twelve-month and three-month Annual Traded Value Ratio (“ATVR”), a measure that screens out extreme daily trading volumes and takes into account the free float-adjusted market capitalization size of securities, together with the three-month frequency of trading are used to measure liquidity. In the calculation of the ATVR, the trading volumes in depository receipts associated with that security, such as ADRs or GDRs, are also considered. A minimum liquidity level of 20% of three- and twelve-month ATVR and 90% of three-month frequency of trading over the last four consecutive quarters are required for inclusion of a security in a market investable equity universe of a DM, and a minimum liquidity level of 15% of three- and twelve-month ATVR and 80% of three-month frequency of trading over the last four consecutive quarters are required for inclusion of a security in a market investable equity universe of an EM.

•                  Global Minimum Foreign Inclusion Factor Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security’s Foreign Inclusion Factor (“FIF”) must reach a certain threshold. The FIF of a security is defined as the proportion of shares outstanding that is available for purchase in the public equity markets by international investors. This proportion accounts for the available free float of and/or the foreign ownership limits applicable to a specific security (or company). In general, a security must have an FIF equal to or larger than 0.15 to be eligible for inclusion in a market investable equity universe.

•                  Minimum Length of Trading Requirement: this investability screen is applied at the individual security level. For an initial public offering (“IPO”) to be eligible for inclusion in a market investable equity universe, the new issue must have started trading at least four months before the implementation of the initial construction of the index or at least three months before the implementation of a semi-annual index review (as described below). This requirement is applicable to small new issues in all markets. Large IPOs are not subject to the minimum length of trading requirement and may be included in a market investable equity universe and the MSCI Standard Index outside of a Quarterly or Semi-Annual Index Review (as defined below).

Defining Market Capitalization Size Segments for Each Market.  Once a market investable equity universe is defined, it is segmented into the following size-based indices:

•                  Investable Market Index (Large + Mid + Small);

•                  Standard Index (Large + Mid);

•                  Large Cap Index;

•                  Mid Cap Index; or

•                  Small Cap Index.

Creating the size segment indices in each market involves the following steps:

•                  defining the market coverage target range for each size segment;

•                  determining the global minimum size range for each size segment;

•                  determining the market size-segment cutoffs and associated segment number of companies;

•                  assigning companies to the size segments; and

•                  applying final size-segment investability requirements.

Index Continuity Rules for the Standard Indices.  In order to achieve index continuity, as well as to provide some basic level of diversification within a market index, and notwithstanding the effect of other index construction rules described in this section, a minimum number of five constituents will be maintained for a DM Standard Index and a minimum number of three constituents will be maintained for an EM Standard Index.

Capped Leveraged Index Return Notes®	TS-16

Capped Leveraged Index Return Notes® Linked to a Global Equity Basket, due March , 2017

Creating Style Indices within Each Size Segment.  All securities in the investable equity universe are classified into value or growth segments using the MSCI Global Value and Growth methodology.

Classifying Securities under the Global Industry Classification Standard.  All securities in the global investable equity universe are assigned to the industry that best describes their business activities. To this end, MSCI has designed, in conjunction with Standard & Poor’s®, the GICS. Under the GICS, each company is assigned to one sub-industry according to its principal business activity. Therefore, a company can belong to only one industry grouping at each of the four levels of the GICS.

Index Maintenance

The MSCI global investable market indices are maintained with the objective of reflecting the evolution of the underlying equity markets and segments on a timely basis, while seeking to achieve index continuity, continuous investability of constituents and replicability of the indices, and index stability, and low index turnover. In particular, index maintenance involves:

(i)  Semi-Annual Index Reviews (“SAIRs”) in May and November of the Size Segment and Global Value and Growth Indices which include:

•                  updating the indices on the basis of a fully refreshed equity universe;

•                  taking buffer rules into consideration for migration of securities across size and style segments; and

•                  updating FIFs and Number of Shares (“NOS”).

(ii)  Quarterly Index Reviews (“QIRs”) in February and August of the Size Segment Indices aimed at:

•                  including significant new eligible securities (such as IPOs that were not eligible for earlier inclusion) in the index;

•                  allowing for significant moves of companies within the Size Segment Indices, using wider buffers than in the SAIR; and

•                  reflecting the impact of significant market events on FIFs and updating NOS.

(iii)  Ongoing Event-Related Changes: changes of this type are generally implemented in the indices as they occur. Significantly large IPOs are included in the indices after the close of the company’s tenth day of trading.

Neither we nor any of our affiliates, including MLPF&S, accepts any responsibility for the calculation, maintenance, or publication of, or for any error, omission, or disruption in, the MSCI EAFE® Index, the MSCI Emerging Markets Index, or any successor to these indices. MSCI does not guarantee the accuracy or the completeness of the MSCI EAFE® Index, MSCI Emerging Markets Index, or any data included in these indices. MSCI assumes no liability for any errors, omissions, or disruption in the calculation and dissemination of the MSCI EAFE® Index or the MSCI Emerging Markets Index. MSCI disclaims all responsibility for any errors or omissions in the calculation and dissemination of the MSCI EAFE® Index, MSCI Emerging Markets Index, or the manner in which these indices are applied in determining the amount payable on the notes at maturity.

Capped Leveraged Index Return Notes®	TS-17

Capped Leveraged Index Return Notes® Linked to a Global Equity Basket, due March , 2017

The following graph sets forth the historical performance of the MSCI EAFE® Index in the period from January 2008 through January 2015. We obtained this historical data from Bloomberg L.P.  We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On February 18, 2015, the closing level of the MSCI EAFE® Index was 1,854.76.

Historical Performance of the MSCI EAFE® Index

This historical data on the MSCI EAFE® Index is not necessarily indicative of the future performance of the MSCI EAFE® Index or what the value of the notes may be. Any historical upward or downward trend in the level of the MSCI EAFE® Index during any period set forth above is not an indication that the level of the MSCI EAFE® Index is more or less likely to increase or decrease at any time over the term of the notes.

Capped Leveraged Index Return Notes®	TS-18

Capped Leveraged Index Return Notes® Linked to a Global Equity Basket, due March , 2017

The following graph sets forth the historical performance of the MSCI Emerging Markets Index in the period from January 2008 through January 2015. We obtained this historical data from Bloomberg L.P.  We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On February 18, 2015, the closing level of the MSCI Emerging Markets Index was 985.01.

Historical Performance of the MSCI Emerging Markets Index

This historical data on the MSCI Emerging Markets Index is not necessarily indicative of the future performance of the MSCI Emerging Markets Index or what the value of the notes may be. Any historical upward or downward trend in the level of the MSCI Emerging Markets Index during any period set forth above is not an indication that the level of the MSCI Emerging Markets Index is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the levels and trading pattern of the MSCI EAFE® Index and the MSCI Emerging Markets Index.

Capped Leveraged Index Return Notes®	TS-19

Capped Leveraged Index Return Notes® Linked to a Global Equity Basket, due March , 2017

License Agreement

“MSCI EAFE IndexSM” and “MSCI Emerging Markets IndexSM” are service marks of MSCI and have been licensed for use for certain purposes by us.  Notes based on the MSCI EAFE IndexSM and the MSCI Emerging Markets IndexSM are not sponsored, endorsed, sold, or promoted by MSCI, and MSCI makes no representation regarding the advisability of investing in the notes.

Our right to use the MSCI EAFE® Index and the MSCI Emerging Markets Index in connection with the notes is subject to a license agreement between us and MSCI. In connection with that license, please note the following:

THE NOTES ARE NOT SPONSORED, ENDORSED, SOLD, OR PROMOTED BY MSCI, ANY OF ITS AFFILIATES, ANY OF ITS INFORMATION PROVIDERS, OR ANY OTHER THIRD PARTY INVOLVED IN, OR RELATED TO, COMPILING, COMPUTING, OR CREATING THE MSCI EAFE® INDEX OR THE MSCI EMERGING MARKETS INDEX (COLLECTIVELY, THE “MSCI PARTIES”). THE MSCI EAFE® INDEX AND THE MSCI EMERGING MARKETS INDEX ARE THE EXCLUSIVE PROPERTY OF MSCI. MSCI, THE MSCI EAFE® INDEX AND THE MSCI EMERGING MARKETS INDEX ARE SERVICE MARKS OF MSCI OR ITS AFFILIATES AND HAVE BEEN LICENSED TO US FOR USE FOR CERTAIN PURPOSES. THE NOTES HAVE NOT BEEN PASSED ON BY ANY OF THE MSCI PARTIES AS TO THEIR LEGALITY OR SUITABILITY WITH RESPECT TO ANY PERSON OR ENTITY AND NONE OF THE MSCI PARTIES MAKES ANY WARRANTIES OR BEARS ANY LIABILITY WITH RESPECT TO THE NOTES. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, NONE OF THE MSCI PARTIES MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, TO US OR OWNERS OF THE NOTES OR ANY OTHER PERSON OR ENTITY REGARDING THE ADVISABILITY OF INVESTING IN ANY SECURITIES GENERALLY OR IN THIS OFFERING PARTICULARLY OR THE ABILITY OF THE MSCI EAFE® INDEX OR THE MSCI EMERGING MARKETS INDEX TO TRACK CORRESPONDING STOCK MARKET PERFORMANCE. MSCI OR ITS AFFILIATES ARE THE LICENSORS OF CERTAIN TRADEMARKS, SERVICE MARKS, AND TRADE NAMES AND OF THE MSCI EAFE® INDEX AND THE MSCI EMERGING MARKETS INDEX, WHICH ARE DETERMINED, COMPOSED, AND CALCULATED BY MSCI WITHOUT REGARD TO THE NOTES, TO US, TO THE OWNERS OF THE NOTES, OR TO ANY OTHER PERSON OR ENTITY. NONE OF THE MSCI PARTIES HAS ANY OBLIGATION TO TAKE THE NEEDS OF US OR OWNERS OF THE NOTES OR ANY OTHER PERSON OR ENTITY INTO CONSIDERATION IN DETERMINING, COMPOSING, OR CALCULATING THE MSCI EAFE® INDEX OR THE MSCI EMERGING MARKETS INDEX. NONE OF THE MSCI PARTIES IS RESPONSIBLE FOR OR HAS PARTICIPATED IN THE DETERMINATION OF THE TIMING OF, PRICES AT, OR QUANTITIES OF THE NOTES TO BE ISSUED OR IN THE DETERMINATION OR CALCULATION OF THE AMOUNT THAT MAY BE PAID AT MATURITY ON THE NOTES. NONE OF THE MSCI PARTIES HAS ANY OBLIGATION OR LIABILITY TO US OR TO OWNERS OF THE NOTES OR ANY OTHER PERSON OR ENTITY IN CONNECTION WITH THE ADMINISTRATION, MARKETING OR, OFFERING OF THE NOTES.

ALTHOUGH MSCI SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE MSCI EAFE® INDEX OR THE MSCI EMERGING MARKETS INDEX FROM SOURCES THAT MSCI CONSIDERS RELIABLE, NONE OF THE MSCI PARTIES WARRANTS OR GUARANTEES THE ORIGINALITY, ACCURACY, AND/OR COMPLETENESS OF THE MSCI EAFE® INDEX, THE MSCI EMERGING MARKETS INDEX, OR ANY DATA INCLUDED THEREIN OR THE RESULTS TO BE OBTAINED BY US, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY, FROM THE USE OF THE MSCI EAFE® INDEX, THE MSCI EMERGING MARKETS INDEX, OR ANY DATA INCLUDED THEREIN AND NONE OF THE MSCI PARTIES SHALL HAVE ANY LIABILITY TO ANY PERSON OR ENTITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS OF OR IN CONNECTION WITH THE MSCI EAFE® INDEX, THE MSCI EMERGING MARKETS INDEX, OR ANY DATA INCLUDED THEREIN. FURTHER, NONE OF THE MSCI PARTIES MAKES ANY EXPRESS OR IMPLIED WARRANTIES OF ANY KIND AND THE MSCI PARTIES HEREBY EXPRESSLY DISCLAIM ALL WARRANTIES (INCLUDING, WITHOUT LIMITATION AND FOR PURPOSES OF EXAMPLE ONLY, ALL WARRANTIES OF TITLE, SEQUENCE, AVAILABILITY, ORIGINALITY, ACCURACY, COMPLETENESS, TIMELINESS, NON-INFRINGEMENT, MERCHANTABILITY, AND FITNESS FOR A PARTICULAR PURPOSE AND ALL IMPLIED WARRANTIES ARISING FROM TRADE USAGE, COURSE OF DEALING, AND COURSE OF PERFORMANCE) WITH RESPECT TO THE MSCI EAFE® INDEX, THE MSCI EMERGING MARKETS INDEX, AND ALL DATA INCLUDED THEREIN. WITHOUT LIMITING THE GENERALITY OF ANY OF THE FOREGOING, IN NO EVENT SHALL ANY OF THE MSCI PARTIES HAVE ANY LIABILITY TO ANY PERSON OR ENTITY FOR ANY DAMAGES, WHETHER DIRECT, INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, CONSEQUENTIAL (INCLUDING, WITHOUT LIMITATION, LOSS OF USE, LOSS OF PROFITS OR REVENUES, OR OTHER ECONOMIC LOSS), AND WHETHER IN TORT (INCLUDING, WITHOUT LIMITATION, STRICT LIABILITY, AND NEGLIGENCE), CONTRACT, OR OTHERWISE, EVEN IF IT MIGHT HAVE ANTICIPATED, OR WAS ADVISED OF, THE POSSIBILITY OF SUCH DAMAGES.

No purchaser, seller, or holder of the notes, or any other person or entity, should use or refer to any MSCI trade name, trademark, or service mark to sponsor, endorse, market, or promote the notes without first contacting MSCI to determine whether MSCI’s permission is required. Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI.

Capped Leveraged Index Return Notes®	TS-20

Capped Leveraged Index Return Notes® Linked to a Global Equity Basket, due March , 2017

Supplement to the Plan of Distribution

Under our distribution agreement with MLPF&S, MLPF&S will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount.

We may deliver the notes against payment therefor in New York, New York on a date that is greater than three business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement of the notes occurs more than three business days from the pricing date, purchasers who wish to trade the notes more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units. If you place an order to purchase the notes, you are consenting to MLPF&S acting as a principal in effecting the transaction for your account.

MLPF&S will not receive an underwriting discount for notes sold to certain fee-based trusts and fee-based discretionary accounts managed by U.S. Trust operating through Bank of America, N.A.

MLPF&S may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices, and these will include MLPF&S’s trading commissions and mark-ups. MLPF&S may act as principal or agent in these market-making transactions; however, it is not obligated to engage in any such transactions. MLPF&S has advised us that, at its discretion, for a short, undetermined initial period after the issuance of the notes, MLPF&S may offer to buy the notes in the secondary market at a price that may exceed the initial estimated value of the notes. Any price offered by MLPF&S for the notes will be based on then-prevailing market conditions and other considerations, including the performance of the Basket and the remaining term of the notes. However, neither we nor any of our affiliates is obligated to purchase your notes at any price, or at any time, and we cannot assure you that we, MLPF&S or our respective affiliates will purchase your notes at a price that equals or exceeds the initial estimated value of the notes.

The value of the notes shown on your account statement produced by MLPF&S will be based on MLPF&S’s estimate of the value of the notes if MLPF&S or another of its affiliates were to make a market in the notes, which it is not obligated to do. That estimate will be based upon the price that MLPF&S may pay for the notes in light of then-prevailing market conditions, and other considerations, as mentioned above, and will include transaction costs. At certain times, this price may be higher than or lower than the initial estimated value of the notes.

The distribution of the Note Prospectus in connection with these offers or sales will be solely for the purpose of providing investors with the description of the terms of the notes that was made available to investors in connection with their initial offering. Secondary market investors should not, and will not be authorized to, rely on the Note Prospectus for information regarding Barclays or for any purpose other than that described in the immediately preceding sentence.

Structuring the Notes

The notes are our debt securities, the return on which is linked to the performance of the Basket.  As is the case for all of our debt securities, including our market-linked notes, the economic terms of the notes reflect our actual or perceived creditworthiness at the time of pricing.  The economic terms of the notes are based on our internal funding rates, which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity.  Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market.  Our estimated value on the pricing date will be based on our internal funding rates.  Our estimated value of the notes may be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Payments on the notes, including the amount you receive at maturity, will be calculated based on the $10 principal amount per unit and will depend on the performance of the Basket. In order to meet these payment obligations, at the time we issue the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with MLPF&S or one of its affiliates.  The terms of these hedging arrangements are determined by seeking bids from market participants, including MLPF&S and its affiliates or our affiliates, and take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Basket Components, the tenor of the notes and the tenor of the hedging arrangements.  The economic terms of the notes and their estimated value depend in part on the terms of these hedging arrangements, any estimated profit that we or any of our affiliates expect to earn in connection with structuring the notes, and estimated costs which we may incur in hedging our obligations under the notes.

MLPF&S has advised us that the hedging arrangements will include a hedging related charge of approximately $0.075 per unit, reflecting an estimated profit to be credited to MLPF&S from these transactions.  Since hedging entails risk and may be influenced by unpredictable market forces, additional profits and losses from these hedging arrangements may be realized by MLPF&S or any third party hedge providers.

For further information, see “Risk Factors—General Risks Relating to LIRNs” beginning on page PS-6 and “Use of Proceeds and Hedging” on page PS-16 of product supplement EQUITY INDICES LIRN-1.

Capped Leveraged Index Return Notes®	TS-21

Capped Leveraged Index Return Notes® Linked to a Global Equity Basket, due March , 2017

Material U.S. Federal Income Tax Considerations

The material tax consequences of your investment in the notes are summarized below.  The discussion below supplements the discussions under “Material U.S. Federal Income Tax Considerations” beginning on page PS-26 of product supplement EQUITY INDICES LIRN-1, and “Certain U.S. Federal Income Tax Considerations”, beginning on page S-126 of the Series A MTN prospectus supplement.  Except as noted under “Non-U.S. Holders” below, this section applies to you only if you are a U.S. holder (as defined in product supplement EQUITY INDICES LIRN-1) and you hold your notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in product supplement EQUITY INDICES LIRN-1 (for example, if you did not purchase your notes in the initial issuance of the notes).

The U.S. federal income tax consequences of your investment in the notes are uncertain and the Internal Revenue Service could assert that the notes should be taxed in a manner that is different than described below.  Pursuant to the terms of the notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your notes as a pre-paid cash-settled derivative contract with respect to the Market Measure. If your notes are so treated, you should generally recognize capital gain or loss upon the sale or maturity of your notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your notes. Such gain or loss should generally be long-term capital gain or loss if you have held your notes for more than one year.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your notes in the manner described above. This opinion assumes that the description of the terms of the notes in this term sheet is materially correct.

As discussed further in product supplement EQUITY INDICES LIRN-1, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the notes, possibly with retroactive effect.  Other alternative treatments for your notes may also be possible under current law.  For example, it is possible that the notes could be treated as a debt instrument that is subject to the special tax rules governing contingent payment debt instruments.  If your notes are so treated, you would be required to accrue interest income over the term of your notes and you would recognize gain or loss upon the sale or maturity of your notes in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your notes.  Any gain you recognize upon the sale or maturity of your notes would be ordinary income and any loss recognized by you at such time would generally be ordinary loss to the extent of interest you included in income in the current or previous taxable years with respect to your notes, and thereafter would be capital loss.

For a further discussion of the tax treatment of your Notes as well as other possible alternative characterizations, please see the discussion under “Material U.S. Federal Income Tax Considerations” in product supplement EQUITY INDICES LIRN-1 and “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Derivative Contracts” in the accompanying prospectus supplement.  For additional, important considerations related to tax risks associated with investing in the notes, you should also examine the discussion in “Risk Factors—Significant aspects of the U.S. federal income tax treatment of the LIRNs are uncertain” beginning on page PS-12 of product supplement EQUITY INDICES LIRN-1.  You should consult your tax advisor as to the possible alternative treatments in respect of the notes.

Non-U.S. Holders. The following replaces the discussion of Section 871(m) of the Internal Revenue Code in the accompanying prospectus supplement under “Certain U.S. Federal Income Tax Considerations—Tax Treatment of Non-U.S. Holders” and the discussion of Section 871(m) of the Internal Revenue Code in the accompanying product supplement under “Material U.S. Federal Income Tax Considerations—Non-U.S. Holders.”  The Treasury Department has issued proposed regulations under Section 871(m) of the Internal Revenue Code which would, if finalized in their current form, impose U.S. federal withholding tax on “dividend equivalent” payments made on certain financial instruments linked to U.S. corporations (which the proposed regulations refer to as “specified ELIs”) that are owned by non-U.S. holders.  According to a notice issued by the Internal Revenue Service on March 4, 2014, the Internal Revenue Service intends to issue regulations providing that the term “specified ELI” will exclude any instrument issued prior to 90 days after the date when the proposed regulations under Section 871(m) are finalized.  Accordingly, we anticipate that non-U.S. holders of the Notes will not be subject to tax under Section 871(m) of the Internal Revenue Code.

Capped Leveraged Index Return Notes®	TS-22

Capped Leveraged Index Return Notes® Linked to a Global Equity Basket, due March , 2017

Where You Can Find More Information

We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates.  Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents that we have filed with the SEC, for more complete information about us and this offering.  You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you these documents if you so request by calling MLPF&S toll-free at 1-800-294-1322.

Market-Linked Investments Classification

MLPF&S classifies certain market-linked investments (the “Market-Linked Investments”) into categories, each with different investment characteristics. The following description is meant solely for informational purposes and is not intended to represent any particular Enhanced Return Market-Linked Investment or guarantee any performance.

Enhanced Return Market-Linked Investments are short- to medium-term investments that offer you a way to enhance exposure to a particular market view without taking on a similarly enhanced level of market downside risk. They can be especially effective in a flat to moderately positive market (or, in the case of bearish investments, a flat to moderately negative market). In exchange for the potential to receive better-than market returns on the linked asset, you must generally accept market downside risk and capped upside potential.  As these investments are not market downside protected, and do not assure full repayment of principal at maturity, you need to be prepared for the possibility that you may lose all or part of your investment.

“Leveraged Index Return Notes®” and “LIRNs®” are registered service marks of Bank of America Corporation, the parent company of MLPF&S.

Capped Leveraged Index Return Notes®	TS-23